EXHIBIT 21.1

LIST OF CAPITOL MULTIMEDIA, INC. SUBSIDIARIES


Name of Subsidiary                        State of Jurisdiction of Incorporation
------------------                        --------------------------------------

Animation Magic, Inc.                     Delaware

Client Server Technologies, Inc.          Massachusetts

Limited Company " Paragon"                St. Petersburg, Russia